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                                                                   Exhibit 10.15

                             EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of August 31, 1998 between J.F. TIMOTHY CARROLL ("Executive") and JOS. A. BANK CLOTHIERS, INC. ("Employer" or "Company").

     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.   EMPLOYMENT OF EXECUTIVE

     Employer hereby agrees to employ Executive, and Executive hereby agrees to be and remain in the employ of Employer, upon the terms and conditions hereinafter set forth. This Agreement is a contract for the personal services of Executive and services pursuant hereto may only be performed by Executive.

2.   EMPLOYMENT PERIOD

     The term of Executive's employment under this Agreement (the "Employment Period") shall commence as of the date hereof and shall, subject to earlier termination as provided in Section 5, continue through August 31, 1999 and shall continue thereafter for successive one-year periods unless, at least 180 days before the end of the initial Employment Period or any subsequent one-year period, either party gives notice to the other of his or its desire to terminate the Employment Period, in which case the Employment Period shall terminate as of the end of the then-current term.

3.   DUTIES AND RESPONSIBILITIES

     3.1 General. During the Employment Period, Executive (i) shall have the
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title of Senior Vice President - Corporate Sales and (ii) shall devote substantially all of his business time and expend his best efforts, energies and skills to the business of the Company. Executive shall perform such duties, consistent with his status as Senior Vice President - Corporate Sales, as he may be assigned from time to time by Employer's Chief Executive Officer (the "Chief Executive Officer").

     3.2 Location of Executive Office. The Company will maintain its principal
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executive offices at a location in the Baltimore, Maryland metropolitan area.
Executive shall not be required to perform services for the Company at any other location, except for services rendered in connection with required travel on the Company's business.

4.   COMPENSATION AND RELATED MATTERS

     4.1 Base Salary. Employer shall pay to Executive during the Employment
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Period an annual base salary (the "Base Salary") of $175,000. The Base Salary shall be increased from to time to time upon mutual agreement of the parties hereto; provided, that the Base Salary shall in all events be increased at least once every twelve (12) months by a percentage not less than the percentage increase in the Consumer Price Index (or any equivalent index in the event the Consumer Price Index shall no longer be published). The Base Salary for each year shall be payable in installments in accordance with the Company's policy on payment to executives in effect from time to time.
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4.2  ADDITIONAL COMPENSATION.
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     a. Annual Bonus. For fiscal year 1999 (ending on or about January 31, 2000)
and for each fiscal year that begins during the Employment Period (each such fiscal year, a "Bonus Year"), Executive shall be entitled to receive a bonus of 40% of Base Salary (each, a "Bonus") conditioned upon the satisfaction of (a) Company performance goals established by the Compensation Committee of the Board of Directors of the Company (the "Committee") for such Bonus Year and (b) personal performance goals submitted by the Executive to, and approved by, the Company and the Committee for such Bonus Year. Company and personal performance goals are herein referred to collectively as the "Performance Goals". In the event the Performance Goals for any Bonus Year are not fully satisfied, the Committee shall have the right, but not the obligation, to grant a partial Bonus for such Bonus Year. Notwithstanding anything to the contrary contained herein, the minimum Bonus payable to Executive for Bonus Year 1999 shall be $17,500 or such lesser amount as may be calculated in accordance with this Section 4.2 in the event the Employment Period shall expire or terminate prior to the last day of Bonus Year 1999. The Performance Goals for each Bonus Year shall be established as soon as possible following the beginning of such Bonus Year. The Bonus earned for any Bonus Year shall be payable promptly following the determination thereof, but in no event later than 90 days following the end of each Bonus Year. If (a) the Employment Period shall expire or terminate and (b) Employee is entitled to payment of a bonus pursuant to Section 6 hereof, the Bonus payable for the Bonus Year in which the Employment Period terminates or expires shall equal the Bonus that would have been paid had the Employment
Period not so terminated or expired, multiplied by a fraction, the numerator of which shall be the number of days of the Employment Period within the Bonus Year and the denominator of which shall be 365. For the purposes of determining the amount of Bonus payable pursuant to the immediately preceding sentence, it shall be assumed that all conditions to payment based upon performance by the
Executive (e.g. personal performance goals) have been satisfied. Notwithstanding anything to the contrary contained herein or in the Employer's Bonus Plan, in the event (y) the Employment Period shall end for any reason whatsoever on a day prior to payment to Executive of a Bonus for the last full Bonus Year contained within the Employment Period, and (z) Executive would have been entitled to receive a Bonus for such last full Bonus Year had the Employment Period not ended - then, Employer shall pay to Executive the Bonus for such last full Bonus
        ----
Year as and when such Bonus would have been paid had the Employment Period not ended.

     b. 1998 Bonus. The Company shall pay to Executive a bonus in the amount of $10,000 on February 1, 1999 in compensation for a bonus which would or may have been payable to Executive by his former employer, A.T. Cross Company ("Cross"). The Company shall have the right, but not the obligation, to also include Executive in the Company's 1998 bonus program. The amount of any bonus payable to Executive for fiscal year 1998 in excess of the aforementioned $10,000 shall be determined by the Company in its sole discretion.

     c. Cross Stock Buyout. The Company shall pay to Executive the amount of $38,565 on February 1, 1999 as a buyout of certain options held or previously held by Executive to purchase Cross stock. Such amount has been calculated as the sum of (i) 14,596 multiplied by (A) $12.25 (the fair market value of one share of Cross stock as of close of market on August 17, 1998) less (B) $9.96 (Executive's exercise price); plus (ii) 2,000 multiplied by (A) $12.25 less (B) $9.68.

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     4.3 Automobile. Throughout the Employment Period, Employer shall provide to
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Executive, at Employer's expense, an automobile in accordance with Employer's policy in effect from time to time for the leasing of automobiles for use by Employer's senior management or Employer shall pay to Executive a car allowance; provided that such expense or allowance shall in no event exceed $900 per month. Employer shall also be responsible for all expenses of use and operation of any leased automobile.

     4.4 Other Benefits. During the Employment Period, subject to, and to the
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extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter, generally provided by Employer to Employer's senior management employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements), including (but not limited
to) relocation expenses. Executive shall all be entitled to reimbursement of reasonable initiation fees and dues at a social club.

5.   TERMINATION OF EMPLOYMENT PERIOD

     5.1 Termination Without Cause or Good Reason. Employer may terminate the
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Employment Period at any time without cause. Executive may, by delivery of not less than 60 days' notice to Employer at any time during the Employment Period, terminate the Employment Period without good reason.

     5.2 By Employer for Cause. Employer may terminate the Employment Period in
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accordance with this Section 5.2 at any time for cause. For the purpose of this
Section 5.2, "cause" shall mean any of the following:

         a) the conviction of Executive in a court of competent jurisdiction of a felony involving money or property of the Company or moral turpitude;

         b) the willful commission of an act not approved of or ratified by the Chief Executive Officer involving a series of material conflicts of interest or self-dealings relating to any material aspect of the Company;

         c) the willful commission of any act of fraud or misrepresentation (including the omission of material facts) relating to the business of the Company and materially and negatively impacting upon the Company and its business; or

         d) at any time prior to a change in control of the Company, the willful and material failure of Executive to comply with the lawful orders of the Chief Executive Officer, provided such orders are consistent with Executive's duties, responsibilities and/or authority as Senior Vice President Corporate Sales of the Company.

     In the event Employer shall elect to pursue a termination for cause, Employer shall deliver to Executive a written notice from the Chief Executive Officer setting forth with reasonable particularity the grounds upon which the Chief Executive Officer has found cause for termination. In the event

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such grounds are predicated upon acts or omissions as set forth in paragraphs
(b), (c) or (d) above, Executive shall have thirty (30) days, or such longer period as may be necessary provided Executive has commenced and is diligently proceeding, to cure or eliminate the cause for termination. In the event Executive has failed to timely cure or eliminate the cause for termination as set forth in the immediately preceding sentence, the Company shall have the right to terminate Executive for cause.

     5.3 By Executive for Good Reason. Executive may, at any time during the
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Employment Period by notice to Employer, terminate the Employment Period under this Agreement "for good reason" effective immediately. For the purposes hereof, "for good reason" means (i) any material breach by Employer of any provision of this Agreement which, if susceptible of being cured, is not cured within 30 days of delivery of notice thereof to Employer by Executive; it being agreed, however, that the foregoing 30 day cure period shall not be applicable to any failure timely to pay (or any reduction in) compensation or benefits paid or payable to Executive pursuant to the provisions of Section 4 hereof or (ii) the occurrence of a change in control (as hereinafter defined) of Employer, if, and only if, any of the duties, responsibilities or perquisites of Executive as provided in this Agreement are thereafter reduced. Without limitation of the generality of the foregoing, each of the following shall be deemed to be a material breach of this Agreement by Employer: (x) any failure timely to pay (or any reduction in) compensation or benefits paid or payable to Executive pursuant to the provisions of Section 4 hereof; (y) any reduction in the duties, responsibilities or perquisites of Executive as provided in this Agreement; and
(z) any transfer of the Company's principal executive offices outside the geographic area described in Section 3.2 hereof or requirement that Executive principally perform his duties outside such geographic area.

         For purposes of this Agreement, a "change in control" of the Company shall be deemed to have occurred if, as a result of a single transaction or a series of transactions, (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company ( including any nominee corporation that holds shares of the Company on behalf of the beneficial owners of such corporation), in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding securities; or (B) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company (including any nominee corporation that holds shares of the Company on behalf of the beneficial owners of such corporation), in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities and there are at least a majority of directors serving on the Board of Directors of the Company who were not serving in such capacity as of the date hereof or who were not elected with the consent of the Executive; or (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70%

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of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

     5.4 Death. The Employment Period shall end on the date of Executive's
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death.

6.   TERMINATION COMPENSATION; NON-COMPETE

     6.1 Termination Without Cause by Employer or for Good Reason by Executive.
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If the Employment Period is terminated by Employer pursuant to the provisions of
Section 5.1 hereof or by Executive pursuant to the provisions of Section 5.3 hereof, Employer will pay to Executive (a) Base Salary for the twelve (12) month period following the date of termination, calculated at the applicable Base Salary rate which would have been in effect from time to time during the balance of Employment Period, assuming no termination, payable in equal installments at the times Base Salary would have been paid had the Employment Period not been terminated, (b) on the date bonuses for the Bonus Year in which the Employment Period is terminated are generally paid by Employer to Employer's senior management employees, the Bonus for such Bonus Year prorated as provided in
Section 4.2 and (c) if applicable, the Bonus for the last full Bonus Year pursuant to Section 4.2. All other benefits provided for in Section 4.4 shall be continued at the expense of Employer for the period that payments are required to be made pursuant to the preceding provisions of this Section 6.1. Without limiting the generality of the immediately preceding sentence, Employer agrees that (x) the health benefits to be continued on behalf of the Executive (at Company expense) during the severance period shall not be part of Executive's optional COBRA period; (y) Executive shall have the right and option to continue health coverage at Executive's expense after the severance period to the greatest extent required to be offered by the Company pursuant to applicable law; and (z) Executive shall be entitled to continue contributions into the Company's 401k Plan during the severance period and the Company shall match a share of such contributions in accordance with the Company's general policy applicable to active employees. Notwithstanding termination of the Employment Period, Executive shall continue to be entitled to discounts on purchases of products from the Company in accordance with the discount program in effect from time to time for active employees of the Company.

     6.2 Certain Other Terminations. If the Employment Period is terminated by
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Employer pursuant to the provisions of Section 5.2, by Executive pursuant to
Section 5.1 or as a result of the death of Executive as set forth in Section 5.4, Employer shall pay to Executive (a) Base Salary (calculated at its then current rate per year) through the date of termination, (b) in the case of termination as a result of the death of Executive as set forth in Section 5.4, when due pursuant to provisions of Section 4.2 the Bonus for the Bonus Year in which the date of termination occurred prorated as provided in said Section 4.2 and (c) if applicable, the Bonus for the last full Bonus Year pursuant to
Section 4.2. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

     6.3 Expiration at Election of Employer. In the event the Employment Period
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expires because of an election by Employer to allow the Employment Period to expire at the end of its then stated term as provided in Section 2 hereof, Employer shall pay to Executive (a) Base Salary for the twelve (12) month period following the date of termination (calculated at its then current rate per

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year), payable in equal installments at the times Base Salary would have been paid had the Employment Period not been terminated, (b) when due pursuant to the provisions of Section 4.2, the Bonus for the Bonus Year in which the Employment Period expired prorated as provided in said Section 4.2 and (c) if applicable, the Bonus for the last full Bonus Year pursuant to Section 4.2. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

     6.4 Mitigation. Executive shall not be required to mitigate the amount of
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any payments or benefits provided for hereunder upon termination of the
Employment Period by seeking employment with any other person, or otherwise, nor shall the amount of any such payments or benefits be reduced by any compensation, benefit or other amount earned by, accrued for or paid to Executive as the result of Executive's employment by or consultancy or other association with any other person, provided, that any medical, dental or hospitalization insurance or benefits provided to Executive with his employment by or consultancy with an unaffiliated person during such period shall be primary to the benefits to be provided to Executive pursuant to this Agreement for the purposes of coordination of benefits.

     6.5 Non-Compete. For so long as any termination compensation is being paid
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to Executive pursuant to this Section 6 or, in the event of termination of this
Agreement by Employer for cause or by Executive without good reason, for the balance of what would have been the current Employment Period assuming no such termination, Executive shall not, directly or indirectly, (i) engage in any activities that are in competition with the Company in any geographic area where the Company is engaged in business, (ii) solicit any customer of the Company or
(iii) solicit any person who is then employed by the Company or was employed by the Company within one year of such solicitation to (a) terminate his or her employment with the Company, (b) accept employment with anyone other than the Company, or (c) in any manner interfere with the business of the Company. Executive acknowledges and agrees that in the event of any violation or threatened violation by Executive of his obligations under the preceding sentence, Employer shall be entitled to injunctive relief without any necessity to post bond.

     6.6 Unused Vacation. Upon termination of Executive's employment pursuant to
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Section 5 herein or non-renewal of the Employment period as provided for under
Section 2 herein, for any reason whatsoever, Employer shall pay Executive, in addition to any termination compensation provided for under this Section 6, an amount equivalent to Executive's per diem compensation at the then-current Base Salary rate multiplied by the number of unused vacation days, including any carry-over, accrued by Executive as of the date of termination.

7.   INDEMNIFICATION

     The Company shall indemnify and hold Executive harmless from and against any expenses (including attorneys' fees of the attorneys selected by Executive to represent him, which shall be advanced as incurred), judgements, fines and amounts paid in settlement incurred by him by reason of his being made a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of any act or omission to act by Executive during the Employment Period or otherwise by reason of the fact that he is or was a director or officer of Employer or any subsidiary or affiliate included as a part of the

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Company, to the fullest extent and in the manner set forth and permitted by the
General Corporation Law of the State of Delaware and any other applicable law as from time to time in effect. The provisions of this Section 7 shall survive any termination of the Employment Period or any deemed termination of this Agreement.

8.   MISCELLANEOUS

     8.1 Notices. Any notice, consent or authorization required or permitted to
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be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid (deemed given five days after deposit in the U.S. mail) or personally or by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein. Notices to Employer shall be sent to: Jos. A. Bank Clothiers, Inc., 500 Hanover Pike, Hampstead, Maryland 21074-2095, Attn: Secretary. Notices to Executive shall be sent to: Mr. J.F. Timothy Carroll, Jos. A. Bank Clothiers, Inc., 500 Hanover Pike, Hampstead, Maryland 21074-2095.

     8.2 Legal Fees. From and after any change in control of the Company,
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Employer shall, upon demand by Executive, pay directly or reimburse Executive for all costs and expenses, including but not limited to attorneys' fees and court costs, incurred by Executive (a) in the event of any breach or threatened breach by Employer of any of the terms and conditions of this Agreement, (b) in the event of any dispute under this Agreement between Employer and Executive,
(c) in connection with the enforcement of any right or remedy reserved to Executive under this Agreement, (d) in connection with the defense of any claim by Employer of a breach by Executive under this Agreement (regardless of whether such claim is proven) or (e) in connection with any modification of or amendment to this Agreement. Neither the institution of any lawsuit nor the rendering of any particular judgement therein shall constitute a condition precedent to Executive's rights under the immediately preceding sentence.

     8.3 Taxes. Employer is authorized to withhold (from any compensation or
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benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgement of Employer to comply with applicable laws and regulations.

     8.4 Interpretation. This Agreement shall be governed by and construed and
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enforced in accordance with the laws of the State of Maryland applicable to agreements made and to be performed therein. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

     8.5 Arbitration. Any dispute or controversy arising under or in connection
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with this Agreement shall be settled exclusively by arbitration in Baltimore,
Maryland in accordance with the rules of the American Arbitration Association then in effect. Judgement may be entered on the

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arbitration award in any court having jurisdiction; provided, however, that
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Executive shall be entitled to seek specific performance of his right to be paid until expiration of the Employment Period during the pendency of any arbitration.

     8.6 Entire Agreement and Representation. This Agreement contains the entire
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agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to the Company or its several businesses, or relating to the Company's assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer to Executive. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

     8.7 Successor and Assigns. This Agreement shall be binding upon and inure
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to the benefit of each of the parties hereto and their respective successors, heirs (in the case of Executive) and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   JOS. A. BANK CLOTHIERS, INC.

                                   By: /s/ Timothy F. Finley
                                      ------------------------------------------
                                      Timothy F. Finley, Chairman and
                                        Chief Executive Officer

                                       /s/ J.F. Timothy Carroll
                                      ------------------------------------------
                                      J.F. TIMOTHY CARROLL

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